Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 2, 2026 with respect to the consolidated financial statements of Newcleo Ltd. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON

Dublin, Ireland

July 6, 2026